As filed with the Securities and Exchange Commission on June 28, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRISTOL-MYERS SQUIBB COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

22-0790350

(I.R.S. Employer Identification No.)

345 Park Avenue, New York, N.Y. 10154

(Address, including zip code, of Principal Executive Offices)

Telephone: (212) 546-4000

BRISTOL-MYERS SQUIBB COMPANY 2012 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY 2007 STOCK AWARD AND INCENTIVE PLAN,

As Amended and Restated Effective June 10, 2008

BRISTOL-MYERS SQUIBB COMPANY EMPLOYEE INCENTIVE THRIFT PLAN, as amended

BRISTOL-MYERS SQUIBB PUERTO RICO, INC. SAVINGS AND INVESTMENT PROGRAM, as amended

BRISTOL-MYERS SQUIBB COMPANY SAVINGS AND INVESTMENT PROGRAM, as amended

(Full title of the plans)

Sandra Leung

General Counsel and Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue, New York, N.Y. 10154

(212) 546-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.10 per share	87,240,910 shares	$34.15	$2,979,277,076.50	$341,425.15
	77,762,099 shares	N/A	N/A	N/A

(1)	This registration statement (the “Registration Statement”) registers the offer and sale of up to 165,003,009 shares of Common Stock of Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), under the plans listed above. In addition, pursuant to Rule 416(b), this Registration Statement registers an indeterminate amount of interests to be offered or sold pursuant to the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Plan, and Bristol-Myers Squibb Company Savings and Investment Program (together, the “Savings/Thrift Plans”). Pursuant to Instruction E to Form S-8 and interpretations of the Staff of the SEC’s Division of Corporation Finance, 77,762,099 shares being registered on this Registration Statement were previously registered on a registration statement on Form S-8, Registration No. 333-144893 filed July 27, 2007. The 165,003,009 shares being registered on this Registration Statement are allocated to the plans as follows: 106,189,831 shares to the 2012 Stock Award and Incentive Plan (the “2012 Plan”), 43,019,914 shares to the 2007 Stock Award and Incentive Plan (the “2007 Plan”), all of which relate to awards outstanding under the 2007 Plan, and 15,793,264 shares to the Savings/Thrift Plans. To the extent that the registered shares allocated to the 2007 Plan are not issued and become no longer potentially issuable under the 2007 Plan, such shares will be deemed to be available for issuance under, and allocated to, the 2012 Plan in accordance with the 2012 Plan. See “Explanatory Statement.” Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the plans.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock reported on the New York Stock Exchange on June 25, 2012, which is within five (5) business days prior to the date of this Registration Statement.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $114.60 per $1 million of proposed maximum aggregate offering price. An aggregate registration fee of $95,268.06 was previously paid in connection with the filing of Registration Statement No. 333-144893, of which $75,748.92 related to the 77,762,099 shares being carried forward. See “Explanatory Statement.”

EXPLANATORY STATEMENT

On July 27, 2007, a total of 114,000,000 shares of Common Stock, par value $.10 per share, of Bristol-Myers Squibb Company (the “Company”) were registered on Form S-8 (Registration No. 333-144893) for issuance under specified plans of the Company, including the 2007 Stock Award and Incentive Plan (the “2007 Plan”). On May 1, 2012, the Company’s stockholders approved the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan (the “2012 Plan”). No additional awards will be made under the Company’s 2007 Plan, and the shares that were available for new grants under the 2007 Plan immediately before May 1, 2012 are now issuable under the 2012 Plan. Additionally, to the extent that the registered shares allocated to the 2007 Plan are not issued and become no longer potentially issuable under the 2007 Plan, such shares will be deemed to be available for issuance under, and allocated to, the 2012 Plan in accordance with the 2012 Plan. Pursuant to Instruction E to Form S-8 and interpretations of staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”), 77,762,099 of the unissued shares previously registered with respect to the 2007 Plan and the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Plan, and Bristol-Myers Squibb Company Savings and Investment Program (together, the “Savings/Thrift Plans”) are being carried forward and deemed covered by this registration statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Omitted as permitted pursuant to Rule 428 and Form S-8.

Item 2.	Registrant Information.

Omitted as permitted pursuant to Rule 428 and Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION

STATEMENT AND NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

The following documents which have heretofore been filed by the Company (File No. 001-01136) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 9, 2012, January 24, 2012, February 13, 2012, March 8, 2012 and May 7, 2012.

(d) The description of the Company’s Common Stock contained in a Registration Statement filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

(e) The Annual Reports on Form 11-K for the fiscal year ended December 31, 2011 of each of the Savings/Thrift Plans.

All documents filed by the Company and the Savings/Thrift Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company and the Savings/Thrift Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K or, in the case of each Savings/Thrift Plan, the filing with the Commission of that Savings/Thrift Plan’s Annual Report on Form 11-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K or Annual Report on Form 11-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities in respect of shares that may be originally issued by the Company in connection with the plans and offered pursuant to this Registration Statement has been passed upon for the Company by Sandra Leung, General Counsel and Corporate Secretary of the Company, 345 Park Avenue, New York, New York 10154. Ms. Leung is an officer of the Company and owns, and has options to purchase, shares of Common Stock of the Company and participates in and owns interests under one or more of the Savings/Thrift Plans.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of the Company’s Bylaws and subject to the applicable provisions of the laws of the State of Delaware, the Company is obligated to indemnify each of its directors and officers, and any employee of the Company who, at the Company’s request, has served as a director or officer of another corporation in which the Company owns capital or of which it is a creditor, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company, or of serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation of the Company, as amended, eliminates the liability of directors for monetary damages for breach of fiduciary duty to the extent permitted by the DGCL.

The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of the Company’s directors and officers.

Item 7.	Exemption from Registration

Not applicable.

Item 8.	Exhibits

Exhibit	Description

4a	Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to the Form 10-Q for the quarterly period ended June 30, 2005).

4b	Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2010).

4c	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

4d	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

4e	Bylaws of Bristol-Myers Squibb Company, as amended as of May 4, 2010 (incorporated herein by reference to Exhibit 3.1 to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

5	Opinion of Sandra Leung, Esq., the Company’s General Counsel and Corporate Secretary (the Company hereby undertakes that it will submit or has submitted each of the Savings/Thrift Plans and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify each such Plan under Section 401 of the Internal Revenue Code) (filed herewith).

23a	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).

23b	Consent of Independent Registered Public Accounting Firm, WithumSmith+Brown, PC (filed herewith).

23c	Consent of Sandra Leung, Esq., the Company’s General Counsel and Corporate Secretary (included in Exhibit 5 above).

24	Powers of Attorney (included on the signature pages of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, and the State of New York, on June 28, 2012.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Lamberto Andreotti
Lamberto Andreotti Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Sandra Leung, Katherine R. Kelly and Robert J. Wollin, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to said registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 28, 2012.

Signature	Title

/s/ Lamberto Andreotti Lamberto Andreotti	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Charles Bancroft Charles Bancroft	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Joseph C. Caldarella Joseph C. Caldarella	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ James M. Cornelius James M. Cornelius	Chairman of the Board and Director

/s/ Lewis B. Campbell Lewis B. Campbell	Director

/s/ Louis J. Freeh Louis J. Freeh	Director

/s/ Laurie H. Glimcher, M.D. Laurie H. Glimcher, M.D.	Director

/s/ Michael Grobstein Michael Grobstein	Director

/s/ Alan J. Lacy Alan J. Lacy	Director

/s/ Vicki L. Sato, Ph.D. Vicki L. Sato, Ph.D.	Director

/s/ Elliott Sigal, M.D., Ph.D. Elliott Sigal, M.D., Ph.D.	Director

/s/ Gerald L. Storch Gerald L. Storch	Director

/s/ Togo D. West, Jr. Togo D. West, Jr.	Director

/s/ R. Sanders Williams, M.D. R. Sanders Williams, M.D.	Director

The Savings/Thrift Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Savings/Thrift Plans) have duly caused this Registration Statement to be signed on behalf of each of the Savings/Thrift Plans by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on June 28, 2012.

Bristol-Myers Squibb Company Employee Incentive Thrift Plan

Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Plan

Bristol-Myers Squibb Company Savings and Investment Program

By:	Bristol-Myers Squibb Company
Savings Plan Committee

Signature	Title

/s/ Mitchell Anderman Mitchell Anderman	Executive Director, Benefits Planning

/s/ Jeffrey Galik Jeffrey Galik	Treasurer

/s/ Rhonda Gold Rhonda Gold	Executive Director, International Compensation & Benefits

/s/ Susan Kunreuther Susan Kunreuther	Senior Vice President, Total Rewards

/s/ Martha O’Connor Martha O’Connor	Senior Vice President, R&D & Corp HR and Development

/s/ Robert Owens Robert Owens	Vice President and Assistant Controller, Financial Reporting & Technical Accounting

/s/ Robert Ramnarine Robert Ramnarine	Executive Director, Finance Pension & Savings

*	Members of Bristol-Myers Squibb Company Savings Plan Committee, signing in that capacity on behalf of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program.

EXHIBIT INDEX

Exhibit	Description	Sequentially Numbered Page

4a	Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to the Form 10-Q for the quarterly period ended June 30, 2005).	—

4b	Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2010).	—

4c	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).	—

4d	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).	—

4e	Bylaws of Bristol-Myers Squibb Company, as amended as of May 4, 2010 (incorporated herein by reference to Exhibit 3.1 to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).	—

5	Opinion of Sandra Leung, Esq., the Company’s General Counsel and Corporate Secretary (the Company hereby undertakes that it will submit or has submitted each of the Savings/Thrift Plans and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify each such Plan under Section 401 of the Internal Revenue Code) (filed herewith).	E-5

23a	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).	E-23a

23b	Consent of Independent Registered Public Accounting Firm, WithumSmith+Brown, PC (filed herewith).	E-23b

23c	Consent of Sandra Leung, Esq., the Company’s General Counsel and Corporate Secretary (included in Exhibit 5 above).	—

24	Powers of Attorney (included on the signature pages of this Registration Statement).	—